UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2022

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01     Entry into a Material Definitive Agreement.

On March 8, 2022, Ontrak, Inc. (the “Company”) entered into an eighth amendment (the "Eighth Amendment") to the Company’s Note Purchase Agreement originally dated as of September 24, 2019 (the “Note Agreement”) with Goldman Sachs Specialty Lending Group, L.P. and any other purchasers party thereto from time to time (collectively, the “Holders”) governing $45.0 million in aggregate principal amount of the Company’s outstanding senior secured notes (the “2024 Notes”). The Eighth Amendment includes, among other things, amended certain financial covenants intended to increase the Company's financial flexibility, a required prepayment of the notes of $11.0 million of the outstanding loan balance without the incurrence of a yield maintenance premium or prepayment fee, which prepayment was made by the Company on March 8, 2022, restrictions on the declaration and payment of dividends on the Company's Series A Preferred Stock until after December 31, 2022. The Eighth Amendment also eliminated LIBOR as a reference interest rate such that the notes only bear interest at the Base Rate going forward.

Purchase Warrants for Common Shares

In connection with entering into the Eighth Amendment, the Company issued to Special Situations Investing Group II, LLC (the “Holder”), a Purchase Warrant for Common Shares (the “Amendment Warrant”) pursuant to which the Holder may purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”) in an aggregate amount of up 111,680 shares and agreed to issue to the Holder, beginning March 31, 2022 and until the earlier of (i) date the 2024 Notes have been paid in full and (ii) October 31, 2022, additional warrants (the “Ticking Warrants” and together with the Amendment Warrant, the “Warrants”), having the same terms as the Amendment Warrants, to purchase a number of Common Shares of the Company equal to $47,500, to be calculated based on the volume weighted average trading price of the Company’s shares during the five (5) trading day period immediately preceding the date such Ticking Warrants are issued, not to exceed 7% of the outstanding Common Shares on the date of the Eighth Amendment. The Warrants were offered and sold to the Holder in a private placement exempt from registration under the Securities Act.

The Warrants may be exercised by the Holder at an exercise price equal to $0.01 and will expire on September 24, 2026. The Warrant contains standard adjustment provisions in the event of additional stock issuances below the exercise price of the warrant, stock splits, combinations, rights offerings and similar transactions. The Holder will not have the right to exercise any portion of the Warrants if the Holder would beneficially own in excess of 4.9% of the Common Shares outstanding immediately after giving effect to such exercise, which percentage may, however, be raised or lowered, at the option of the Holder upon at least 61 days’ prior notice to the Company, or the amount permissible under NASDAQ rules unless such issuance is approved by a majority of the Company’s stockholders.

The Warrants provide the Holder with a right to notice of certain specified corporate actions, including the selection of a record date for dividends or distributions. The Warrants also grant certain preemptive rights, information rights, registration rights and indemnification rights to the Holder. The Warrants can be exercised for cash or on a cashless basis.

The Warrants have not been registered under the Securities Act, and has been offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Warrants may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

The Eighth Amendment and the form of Warrant are filed as Exhibits 4.1 and 10.1 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the terms of the Eighth Amendment and the form of Warrant are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

4.1	Form of Purchase Warrant for Common Shares in favor of Special Situations Investing Group II, LLC.
10.1	Eighth Amendment to Note Purchase Agreement between and among the Company, Broad Street Credit Holdings LLC and Goldman Sachs Specialty Lending Group, L.P. dated as of March 8, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: March 8, 2022	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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